SUB-ITEM 77D

MFS Global Growth Fund, a series of MFS Series Trust VIII, changed its status from a non-diversified fund to a diversified fund, as described in the supplement dated June 28, 2002 to the fund's current prospectus, as filed with the Securities and Exchange Commission on June 28, 2002. Such description is hereby incorporated by reference.